FORM 1-K

ANNUAL REPORT PURSUANT TO REGULATION A

For the year ended December 31, 2021

CARDONE REIT I, LLC

Commission File No. 024-11674

Delaware

(State or other jurisdiction of incorporation or organization)

Cardone Capital LLC

18909 NE 29th Avenue

Aventura, FL 33180

Office: (310) 777-0255

Email: invest@Cardonecapital.com

All correspondence:

Richard R. Robinette, Esq.

Dodson Robinette PLLC

1431 E. McKinney St. Suite 130

Denton, TX 76209

EMAIL FOR CORRESPONDENCE: richard@crowdfundinglawyers.net

Class A Interests (Unit)

 (Title of each class of securities issued pursuant to Regulation A)

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

We make statements in this Annual Report on Form 1-K (“Annual Report”) of Cardone REIT I, LLC (the “Company”, “Cardone Equal Opportunity Fund 1”, “CEOF1 “CRI,” “we,” “our” or “us”) that are forward-looking statements within the meaning of the federal securities laws. The words “believe,” “estimate,” “expect,” “anticipate,” “intend,” “plan,” “seek,” “may,” and similar expressions or statements regarding future periods are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any predictions of future results, performance or achievements that we express or imply in this Annual Report or in the information incorporated by reference into this Annual Report.

The forward-looking statements included in this Annual Report are based upon our current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive, and market condition and future business decision, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements. The Company does not promise to update any forward-looking statements to reflect changes in the underlying assumptions or factors, new information, future events or other changes.

The Company’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The preparation of these financial statements requires our management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On a regular basis, we evaluate these estimates. These estimates are based on management’s historical industry experience and on various assumptions that are believed to be reasonable under the circumstances. Actual results may differ from these estimates.

Factors which could have a material adverse effect on our operations and future prospects include, but are not limited to:

•	changes in economic conditions generally and the real estate market specifically;

•	limited ability to dispose of assets because of the relative illiquidity of real estate investments;

•	intense competition in the real estate market that may limit our ability to attract or retain tenants or re-lease units;

•	defaults on or non-renewal of leases by tenants;

•	increased interest rates and operating costs;

•	our failure to obtain necessary outside refinancing;

•	decreased rental rates or increased vacancy rates;

•	changes in multi-family or geographic market trends;

•	changes in real estate and zoning laws and increases in real property tax rates and values;

•	failure of acquisitions to yield anticipated results;

•	failure to achieve the target returns, internal rate of return, multiple and distributions to Members;

•	legislative or regulatory changes impacting our business or our assets; and

•	exposure to liability relating to environmental and health and safety matters.

CARDONE REIT I, LLC

ANNUAL REPORT ON FORM 1-K

For the Year ended December 31, 2021

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PART II

Cardone REIT I, LLC

Item 1. Business

The Company

CARDONE REIT I, LLC (the “Company”) is a limited liability company organized July 22, 2021 under the laws of Delaware and managed by Cardone Capital LLC, a Delaware limited liability company (the “Manager”). The Company was organized to primarily invest directly or indirectly in real estate within the multifamily or commercial real estate segment.

The Company started its offering of Class A Units on October 29, 2021, and commenced operations on December 10, 2021, when 8,502 Class A units were issued to investors, debt instruments were entered, and the Company invested in three multifamily real estate investments. As of December 31, 2021, the Company has issued 14,337.5 Class A units and 1,000 Class B units and has invested in three multifamily real estate investments. As of April 22, 2022, the Company has issued 32,880.8 Class A units and has invested in four multifamily real estate investments with properties located in South, Florida.

The Company is offering 75,000 Class A Interests at $1,000 per Interest through a Tier II offering pursuant to Regulation A under the Securities Act, also known as “Reg A Plus” and sells the Interests directly to investors and not through registered broker-dealers who are paid commission. The minimum investment is $1,000, which in March 2022 was increased to $5,000. The maximum amount to be raised in the offering is $75 million.

The Company intends on investing in real estate through limited liability corporations (“Cardone Member LLC’s”) (treated as partnerships) that own a single multifamily property (through single purpose entities “SPE’s”). The Cardone Member LLC’s are each co-owned by the Company, an affiliated entity for accredited investors with common management (a “Cardone Equity Fund” or “CEF”), and Grant Cardone, manager of Cardone Capital, LLC. Grant Cardone typically owns from 1% to 2.5% of the LLC’s. The Manager has parallel invested the funds raised from the Company’s offering in the Cardone Member LLCs alongside funds raised from different CEF offerings and funds from Grant Cardone. (See Annual Report Item 7. Financial Statements, Note 3 Investments in Unconsolidated Investees and Note 5 Related Party Transactions for further information.)

As of April 22, 2022, the Company currently holds the following real estate investments:

•

A 20% ownership interest in Cardone Las Olas LP, LLC which owns Las Olas Walk Owner, LP and Cardone Las Olas GP, LLC (dba 10X Living at Las Olas), which owns and operates a 456-unit, Class A luxury apartment community located in Fort Lauderdale, Florida. This newly built property is located in downtown Fort Lauderdale’s only midrise community and features direct access to Fort Lauderdale’s New River. The property was built in 2020 with an average unit size of 916 sq. ft. The Company paid $12,580,000 for this 20% ownership interest in December 2021, which is 20% of the total capital invested in Cardone Las Olas LP, LLC.

•

A 20% ownership interest in Cardone Riverwalk Member, LLC which owns Elevate One River LLC (dba 10X Living at Riverwalk), which owns and operates a 260-unit luxury high-rise apartment complex located in Fort Lauderdale, Florida. This property was built in 2020 with an average unit size of 904 sq. ft. The Company paid $7,040,000 for this 20% ownership interest in December 2021, which is 20% of the total capital invested in Cardone Riverwalk Member, LLC.

•

A 20% ownership interest in Cardone Sunrise Member, LLC which owns Sunrise 390, LLC and Sunrise 390 Annex, LLC (dba 10X Living at Sunrise), which owns and operates a 387-unit garden-style apartment complex located in Sunrise, FL. This property was built in 1996 with an average unit size of 967 sq. ft. and is considered a value-add property which the manager plans on improvements to both the units and common area components. The Company paid $4,930,000 for this 20% ownership interest in December 2021, which is 20% of the total capital invested in Cardone Sunrise Member, LLC at that time. As of April 22, 2022, the Company has made additional capital contributions of $450,000 to fund value-add projects, which is 20% of the total additional capital contributions made to Cardone Sunrise Member, LLC. This brings the Company’s total capital invested to $5,380,000 as of April 22, 2022.

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•

A 15% ownership interest in Cardone Miami River Member, LLC, which owns M-VIII South River P1 Owner, LLC (d/b/a 10X Living Miami River), which owns and operates a 346-unit, Class A luxury apartment community located in Miami, Florida. This property was built in 2020 with an average unit size of 815 sq. ft. The Company paid $7,088,250 for this 15% ownership interest, which is 15% of the total capital invested in Cardone Miami River Member, LLC in March 2022.

The Company will receive distributions from each Cardone Member LLC on a pro rata basis with such Cardone Member LLC’s other members based on net income generated from the rents associated with each SPE owned by such Cardone Member LLC. The SPEs make distributions to the Cardone Member LLCs at the times and in the amounts determined by the SPE’s managing member or manager (each of whom is an affiliate of the Manager) after setting aside the amounts deemed necessary for projected expenses, working capital, and reserves. Such distributions are also subject to limits imposed by applicable law and the terms of any applicable loan documents. Currently, the rent-based distributions will be the Company’s primary source of revenues. The Company also expects these properties will appreciate over the expected hold period of seven (7) to ten (10) years. The Company anticipates it will receive its pro rata portion of the net proceeds from the disposition of the property held by each SPE.

Membership Interests

The terms of the Class A Interests are governed by the Company’s Operating Agreement (“Operating Agreement”) as may be amended from time to time. The Class A Interests are entitled to a 80% profit interest in the Company, and the Class B Interests, all of which are held by the Company’s Manager, are entitled to a 20% profit interest. Upon a “Capital Transaction” such as a refinance or disposition of a property, distributions will be made first, to the holders of the Class A Interests until they have received a return of one hundred percent (100%) of their capital contributions, and then the remainder going 80% to the holders of the Class A Interests and 20% to the holder of the Class B Interests.

The Manager has the discretion to distribute more than 80% of distributable cash to the Class A unitholders, with the intention that at a later time, when the cash flow from operations increases or a Capital Transaction occurs, the Manager will adjust cash distributions to ensure that cumulative total return is 80% to Class A and 20% to Class B. To allow it to do this, the Manager also has the discretion to allocate less than 80% of distributable cash to Class A unitholders so long as at least 80% of all Distributable Cash allocated to date (excluding any Distributable Cash allocated to Class A Members for return of capital contributions) remains allocated to the Class A Members. See Annual Report Item 7. Financial Statements Note 4 Members’ Equity.

Further information about the rights and obligations of the Class A Interests can be found in our Offering Circular, SUMMARY OF AMENDED OPERATING AGREEMENT beginning on page 85, which is incorporated by reference herein as if fully set forth herein.

Management

The Company does not have any employees but relies on services provided by the Manager and its affiliates. The Company’s Manager is Cardone Capital LLC (“Manager”). The Cardone Equity Funds which parallel invest with the Company in the Cardone Member LLCs are also managed by the Company’s Manager. The Company and the CEFs, and the Cardone Member LLCs operate under the direction of Mr. Grant Cardone, who is the Managing Member of Cardone Capital, LLC.

Mr. Cardone is also the Managing Member of Cardone Real Estate Acquisitions, LLC, (“CREA”). CREA, under the direction of Mr. Cardone, is responsible for the day-to-day operations of the properties, including overseeing the third-party property managers who supervise the day-to-day operations at each property and the eventual decision regarding each property’s disposal. (See Annual Report Item 3. Directors and Officer for further information.) Further information about the rights and obligations of the Manager, including certain limitations on its liability and rights to indemnification, can be found in our Offering Circular, SUMMARY OF AMENDED OPERATING AGREEMENT beginning on page 85, which is incorporated by reference herein as if fully set forth herein.

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The Manager and its affiliates are compensated for their services through returns on its Class B Units and certain fees. The Manager is only receiving returns on its Class B Units and has assigned all of its fees to its affiliate, CREA. CREA will receive an Acquisition Fee equal to 1% of the each purchased property’s fixed asset purchase price, a 1% Disposition Fee equal to 1% of the disposition price received upon disposition and is also paid an annualized Asset Management Fee equal to 1% of the capital raised by the Company. Each property also pays a market rate property management fee, a portion of which is paid to CREA and a portion of which is paid to a third-party property manager. The Manager and/or its affiliates may also receive other market rate fees in connection with other services provided, including but not limited to construction, construction management, repair and maintenance work performed, real estate and loan brokerage fees, and other professional services. Affiliate(s) of the Manager also have and will receive interest payments in connection with the “pre-funding” of the Company’s investments in the Cardone Member LLCs. See Annual Report Item 7. Financial Statements Note 5 Related Party Transactions and Annual Report Item 3. Executive Officer Compensation, for further information regarding fees and compensation paid to the Manager.

Our Manager and its affiliates experience conflicts of interest in connection with the management of our business. Potential conflicts of interest include, but are not limited to, the following:

•

Our Manager and its affiliates originates, offers, and manages other investment opportunities and funds outside of the Company including those that have similar investment objectives as the Company, and also may make investments in real estate assets for their own respective accounts, whether or not competitive with our business.

•	The Manager has enlisted the services of a third-party in order to manage the Company’s assets. The compensation for that third-party is at market rates.

•

The acquisitions of investments at higher purchase prices would entitle our Manager to higher acquisition fees and asset management fees regardless of the quality or performance of the investment and, in the case of acquisitions of investments from other entities, might also entitle our Manager or its affiliates or assigns to disposition fees in connection with services for the seller.

•

We may borrow money from the Manager or affiliates of the Manager at prevailing market rates, or engage the Manager or affiliate of the Manager to perform services at prevailing market rates. Prevailing market rates are determined by the Manager based on industry standards and expectations of what the Manager would be able to negotiate with a third-party on an arm’s length basis.

•	The Manager and its affiliates are not required to devote all of their time and efforts to our affairs.

•	The terms of our operating agreement (including the Manager’s rights and obligations and the compensation payable to our Manager and its affiliates) were not negotiated at arm’s length.

•	The Members may not remove the Manager.

Further information about potential conflicts of interest of our Manager can be found in our Offering Circular, RISK FACTORS beginning on page 13, which is incorporated by reference herein as if fully set forth herein.

Risk Factors

We face risks and uncertainties that could affect us and our business as well as the real estate industry generally. These risks are outlined under the heading “Risk Factors” contained in our latest offering circular filed with the SEC (“Offering Circular”) which may be accessed at www.sec.gov, as the same may be updated from time to time by our future filings under Regulation A. In addition, new risks may emerge at any time and we cannot predict such risks or estimate the extent to which they may affect our financial performance. These risks could result in a decrease in the value of our Membership Interests.

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Competition

The multifamily industry is highly competitive, and we face competition from many sources, including from other multifamily apartment communities both in the immediate vicinity and the geographic market where our properties are and will be located. If so, this would increase the number of apartments units available and may decrease occupancy and unit rental rates. Furthermore, multifamily apartment communities we acquired compete, or will compete, with numerous housing alternative in attracting residents, including owner occupied single and multifamily homes available to rent or purchase. The number of competitive properties and/or condominiums in a particular area, or any increased affordability of owner occupied single and multifamily homes caused by declining housing prices, mortgage interest rates and government programs to promote home ownership, could adversely affect our ability to retain our residents, lease apartment units and maintain or increase rental rates. These factors could materially and adversely affect us.

Investment Company Act

The Company is not registered as an Investment Company under the Investment Company Act of 1940, as amended. If at any time we may be deemed an “investment company,” we believe we will be afforded an exemption under Section 3(c)(5)(C) of the Investment Company Act of 1940, as amended. Section 3(c)(5)(C) of the 1940 Act excludes from regulation as an “investment company” any entity that is primarily engaged in the business of purchasing or otherwise acquiring “mortgages and other liens on and interests in real estate”.

Legal Proceedings

The Company’s Manager and Grant Cardone are currently defendants in a putative class action lawsuit brought by an investor who alleges violations of the federal securities laws in connection with the sale of interests in the Cardone Equity Fund V, LLC and Cardone Equity Fund VI, LLC. Luis Pino v. Cardone Capital LLC et al., Case # 2:20-cv-08499-JFW was filed in Federal District Court for the Central District of California on September 16, 2020 and dismissed with prejudice on April 30, 2021. Having lost in Federal District Court, the plaintiff filed an appeal to the Ninth Circuit Court of Appeals on May 28, 2021, Case # 21-55564. The Company’s Manager and Mr. Cardone do not believe that this case will interfere with their ability to manage the affairs of the Company.

Item 2. Management’s Discussion and Analysis of Financial Conditions and Results of Operations

The information discussed in this item should be read together with the Company’s audited financial statements and related notes appearing under Item 7 of this Annual Report.

Overview

Cardone REIT I, LLC is a Delaware limited liability corporation was formed to primarily invest directly or indirectly in multifamily apartment complexes and commercial properties located throughout the United States.

On October 29, 2021, the Company began accepting subscription agreements as a part of raising $75 million under Regulation A Plus from over a wide range of investors, with a primary focus on individual non-accredited investors. On December 10, 2021, the Company began operations when 8,502 Class A units were issued to investors, debt instruments were entered with an affiliate to “pre-fund” a portion of the investment, and the Company invested in three multifamily investments. As of December 31, 2021, the company has issued 14,337.5 Class A units and 1,000 Class B units and has invested in three multifamily real estate investments with properties located in South Florida.

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COVID-19 PANDEMIC

Certain impacts from the COVID-19 outbreak may have a significant negative impact on the Company’s operations and performance. These circumstances may continue for an extended period of time and may have an adverse impact on economic and market conditions. The ultimate economic fallout from the pandemic and the long-term impact on economies, markets, industries, and individual companies are not known. The extent of the impact to the financial performance and the operations of the Company will depend on future developments, which are highly uncertain and cannot be predicted.

Results of Operations

On December 10, 2021, the Company had invested $24,550,000 in three multifamily properties and has total assets of $30,303,263 as of December 31, 2021. Net losses for the period July 22, 2021 (inception) to December 31, 2021, totaled $803,220 which included a loss from unconsolidated investees of $733,634,other expenses of $70,437 and interest income of $851. The loss from unconsolidated investees includes $762,407 of depreciation and amortization expense causing the loss from unconsolidated investees. See Annual Report Item 7. Financial Statements Note 3 Investments in unconsolidated investees and Note 5 Related Party Transactions for further information regarding investments in unconsolidated investees and fees and compensation paid to the Manager.

The multifamily portfolio finished 2021 with strong occupancy levels ranging from 97.31% to 98.70%. South Florida continues to experience increased consumer demand for rental units which has been driving occupancy rates and increases in monthly rental revenues. The Manager anticipates the demand for rental units will remain strong in 2022 for the Company’s locations.

Liquidity and Capital Resources

As of December 31, 2021, the Company owed $10,949,810 to an affiliate of the Manager which was borrowed to “pre-fund” the purchase of the three investments. These loans accrued interest at 6% and were repaid on or before March 1, 2022 from the issuance of Class A units.

The SPE’s in which the Company invested have leveraged their individual assets with non-recourse debt of up to 75%-82% of the cost of the acquisition price. As of December 31, 2021, the debt financing for our entire portfolio of SPE’s is less than 76% of the cost of our tangible assets (before deducting depreciation or other non-cash reserves). These variable interest rate loans mature in three years and have two one-year options to renew. The interest rate paid the month of December ranged from 2.63-% to 3.30% and have interest rate caps with a maximum interest rate of 5.58% to 6.25%.

We anticipate that the revenues from the real properties held by the SPE’s will be sufficient to service any associate debt and to pay for any operating expenses associated with the properties for the foreseeable future. We do not anticipate borrowing any additional funds or offering any additional debt or equity in conjunction with the Company’s current investments. To the extent that the Company does not have an adequate offering proceeds to invest at the time of the next acquisition, the Company will “pre fund” the investment by borrowing funds from an affiliate, as discussed in the Offering Circular.

                The Company’s Manager determines the amount of distributions (“Distributable Cash”) to be paid to our investors from the distributions received from the investment in the SPEs which own the properties. Distributions from the properties and distributions to the Class A unitholders will begin in 2022. At the Manager’s discretion, it is initially anticipated that no distributions will be paid to the Class B Interest holder, the Manager, with the intention that at a later time, when the cash flow from operations increases or a Capital Transaction occurs, the Manager may adjust cash distributions to retroactively account for the deferred payments. (See Annual Report Item 7. Financial Statements Note 4 Member’s Equity for further information.)

Distributions paid to investors may not be indicative of future distributions since they are dependent upon the amount of the Company’s available Distributable Cash and the distributions received from the SPEs holding each property which may vary due to changes in rental rates, occupancy, expenses and other obligations of the property and general market conditions.

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Trends and Key Information Affecting our Performance

Through December 31, 2021, we believe that current market dynamics and underlying fundamentals suggest an overall positive trend in the United States multifamily housing industry. Our properties are in desirable locations and will benefit from the wave of new renters fleeing major metros, many of whom may continue to work remotely. Job growth, increasing household formations and changing demographics provide the backdrop for strong renter demand. We believe that other factors impacting the prime United States renter demographic, such as the increase in the average cost of first-time home ownership, increasing mortgage interest rates, and tight credit standards in the single-family home mortgage market support the value proposition of owning multifamily properties.

Critical Accounting Policies

Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards that have different effective dates for public and private companies. We have elected to take advantage of this extended transition period, and thus, our financial statements may not be comparable to those of other reporting companies. Accordingly, until the date we are no longer an “emerging growth company” or affirmatively opt out of the exemption, upon the issuance of a new or revised accounting standard that applies to our financial statements and has a different effective date for public and private companies, we will disclose the date on which adoption is required for non-emerging growth companies and the date on which we will adopt the recently issued accounting standard.

The preparation of financial statements in accordance with GAAP requires management to use judgment in the application of accounting policies, including making estimates and assumptions. Such judgments are based on our management’s experience, our historical experience, and the industry. We consider these policies critical because we believe that understanding these policies is critical to understanding and evaluating our reported financial results. Additionally, these policies may involve significant management judgments and assumptions, or require estimates about matters that are inherently uncertain. These judgments will affect the reported amounts of assets and liabilities and our disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. With different estimates or assumptions, materially different amounts could be reported in our financial statements. Additionally, other companies may utilize different estimates that may impact the comparability of our results of operations to those of companies in similar businesses.

Item 3. Directors and Officers

The following table shows the names and ages of the principals of the CREA, the Manager’s affiliate who manages the day-to-day operations of the Company, and the positions held by each individual:

Name(1)	Age	Title	Term of Office(2)
Grant Cardone	64	Chief Executive Officer	Inception
Ryan Tseko	37	Vice President	8+years
Dan Bell	50	Chief Operating Officer	10 months
Susan Schieman	65	Chief Financial Officer	4+ years

(1)	The address for the above individuals listed is 18909 NE 29th Ave, Aventura, FL 33180
(2)	Term of Office refers to the officer’s term of office at CREA and predates the inception of the Company.

Each of the above-named officers work full time for the Manager’s affiliate. Biographical information regarding the above individuals can be found in our Offering Circular, MANAGER, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS, Duties Responsibilities and Experience section, page 95, which is incorporated by reference herein as if fully set forth herein.

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The principals identified above operate under the direction of Mr. Grant Cardone. He is the sole decision maker of CREA, which provides day-to-day operational services for the Company, and Cardone Capital LLC which is the Manager of the Company. The Manager directs, manages, and controls the Company to the best of its ability and has full and complete authority, power, and discretion to make any and all decisions and to do any and all things that the Manager shall deem to be reasonably required to accomplish the business and objectives of the Company.

Compensation of Executive Officers

Mr. Cardone does not currently receive any compensation for his services, other than returns he receives from the Company on his direct personal investments in the Company, the returns received by Cardone Capital LLC, which is wholly owned by Mr. Cardone, as the holder of the Class B Interests, and fees assigned by the Manager to CREA, which is also wholly owned by Mr. Cardone. (See Annual Report Item 7. Financial Statements Note 5 Related Party Transactions, as well as our Offering Circular, CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS, page 98, for further information, each of which is incorporated by reference herein as if fully set forth herein.) Each other persons involved in the day-to-day operations of the Company are employed by CREA and each receives compensation from CREA for his or her services.

The following table sets forth the cash compensation of the Manager:

Name and Principal Position	Year	Cash Compensation		Other Compensation
Cardone Capital LLC, Manager	2021	$0	(1)	100% of the Class B Interests(2)

(1)

All management fees payable to the Manager are assigned by the Manager to CREA. The total amount of these fees discussed in Item 5: Interest of Management and Others in Certain Transactions and Item 7. Financial Statements Note 5 Related Party Transactions.

(2)	We issued 100% of the Class B Interests on August 31, 2021 to our Manager for no consideration

From inception to December 31, 2021, Cardone Capital LLC has not received any distributions by virtue of its holding the Class B Interests of the Company. More information regarding the compensation of the Manager can be found in our Offering Circular, EXECUTIVE COMPENSATION section, page 97, which is incorporated by reference herein as if fully set forth herein.

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Item 4. Security Ownership of Management and Certain Securityholders

The following table presents information regarding the Company’s Equity Program investors as of April 22, 2022 by:

•	our Manager;

•	our Manager’s Managing Member; and

•	any equity owner known by us to beneficially hold 10% or more of the Company’s equity interests.

Name	Number of Class A Interests		% of Class A Interests	Number of Class B Interests		% of Class B Interests
Grant Cardone[1]	25	[2]	0.17%	1,000	[3]	100%

(1)	Grant Cardone owns 100% of the equity interests of Cardone Capital LLC, the Company’s Manager. The business address for Mr. Cardone and Cardone Capital LLC is 18909 NE 29th Ave, Aventura, FL 33180.

(2)	Class A Interests above are directly beneficially owned by Mr. Cardone.

(3)	All of the Class B Interests are held directly by Cardone Capital LLC, which is wholly owned by Grant Cardone.

Item 5. Interest of Management and Others in Certain Transactions

The Manager shall receive fees and reimbursements as set forth in our Offering Circular in the section entitled “CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS,” page 99, which is incorporated by reference herein as if fully set forth herein. The Manager has assigned all such fees to CREA. The total amounts of such fees for the period ending December 31, 2021 and a discussion of other related party transactions is contained in Note 5 to our financial statements in “Item 7. Financial Statements”, which is incorporated by reference herein as if fully set forth herein.

Item 6. Other Information –

None.

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 Item 7. Financial Statements

CARDONE REIT I, LLC

Financial Statements and Independent Auditors’ Report

F-1

INDEPENDENT AUDITOR'S REPORT

Cardone REIT 1, LLC

Aventura, Florida

Opinion

We have audited the accompanying financial statements of Cardone REIT I, LLC, which comprise the balance sheet as of December 31, 2021, and the related statements of operations, changes in members' equity and cash flows for the period from inception (July 22, 2021) to December 31, 2021, and the related notes to the financial statements.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cardone REIT I, LLC as of December 31, 2021, and the results of its operations and its cash flows for the period from inception (July 22, 2021) to December 31, 2021 in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Our responsibilities under those standards are further described in the Auditor's Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of Cardone REIT I, LLC and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that. are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about Cardone REIT I, LLC's ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

Auditor's Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor's report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on these financial statements.

F-2

In performing an audit in accordance with generally accepted auditing standards, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•

Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Cardone REIT I, LLC's internal control. Accordingly, no such opinion is expressed,

•

Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•

Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about Cardone REIT I, LLC's ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

Kaufman, Rossin & Co., P.A.

April 25, 2022

Miami, Florida

F-3

Cardone REIT I, LLC
Balance Sheet
As of December 31, 2021

Assets:

Cash	$6,457,456
Due from related party	29,441
Investments in unconsolidated investees	23,816,366

Total Assets	$30,303,263

Liabilities and Members' Equity

Liabilities:
Accrued expenses - related parties	$58,838
Offering proceeds	5,974,700
Notes payable - related party	10,949,810
Total Liabilities	16,983,348

Members' Equity:

Class A Units, 750,000 authorized, 14,337.5 issued and outstanding	14,337,500
Class B Units, 1,000 authorized, 1,000 issued and outstanding	-
Offering and syndication costs	(214,365)
Retained earnings (deficit)	(803,220)
Total Members' Equity	13,319,915

Total Liabilities and Members' Equity	$30,303,263

See accompanying notes, which are an integral part of these financial statements

F-4

Cardone REIT I, LLC
Statement of Operations
Period from inception (July 22, 2021) to December 31, 2021

Equity in Losses of Unconsolidated Investees	$(733,634)

Expenses
Asset management fees	6,639
Professional and other fees	11,864

Total expenses	18,503

Other income (expense)
Interest income	851
Interest expense	(51,934)

Total other income (expense)	(51,083)

Net Loss	$(803,220)

See accompanying notes, which are an integral part of these financial statements

F-5

Cardone REIT I, LLC
Statement of Changes in Members' Equity
Period from inception (July 22, 2021) to December 31, 2021

		Class A		Class B
	Total	Units	Amount	Units	Amount

Proceeds from issuance of units	$14,337,500	14,337.5	$14,337,500	1,000	$-

Offering and syndication costs	(214,365)	-	(214,365)	-	-

Net loss	(803,220)	-	(803,220)	-	-

Balance, December 31, 2021	$13,319,915	14,337.5	$13,319,915	1,000	$-

See accompanying notes, which are an integral part of these financial statements

F-6

Cardone REIT I, LLC
Statement of Cash Flows
Period from inception (July 22, 2021) to December 31, 2021

Cash flows from operating activities:
Net loss	$(803,220)
Adjustments to reconcile net loss to net cash used in operating activities:
Equity in losses of unconsolidated investees	733,634
Changes in operating assets and liabilities:
Accrued expenses - related parties	58,838
Total adjustments	792,472
Net cash used in operating activities	(10,748)

Cash flows from investing activities:
Investments in unconsolidated investees	(24,550,000)
Due from related party	(29,441)
Net cash used in investing activities	(24,579,441)

Cash flows from financing activities:
Proceeds from notes payable - related party	16,677,869
Repayment of notes payable - related party	(5,728,059)
Offering and syndication costs	(214,365)
Offering proceeds	20,312,200
Net cash provided by financing activities	31,047,645

Net Change in Cash, Representing Ending Balance	$6,457,456

Supplemental Disclosure of Cash Flow Information:
Interest paid	$-
Income taxes paid	$-

See accompanying notes, which are an integral part of these financial statements

F-7

CARDONE REIT I, LLC

NOTES TO FINANCIAL STATEMENTS

As of December 31, 2021

NOTE 1: NATURE OF OPERATIONS

Cardone REIT I, LLC (the “Company”) is a limited liability company organized on July 22, 2021, under the laws of Delaware. The Company is located in Aventura, Florida. The Company was formed to raise up to $75 million under Regulation A Plus from a wide range of investors, with a primary focus on individual non-accredited investors and to acquire investments in multifamily and commercial real estate. The Company intends on investing through limited liability corporations (“Cardone Member LLC’s”) (treated as partnerships) that own a single multifamily property or commercial property (through single purpose entities “SPE’s”). The Cardone Member LLC’s are co-owned by the Company (through a 15%-20% ownership interest), a Cardone Equity Fund (“CEF”), a related entity for accredited investors with common management, and Grant Cardone, manager of Cardone Capital, LLC. Grant Cardone typically owns from 1% to 2.5% of the LLC’s. (See Note 5 Related Party Transactions for further details). The fundraising activity will be primarily done through Cardone Capital LLC’s (the “Manager”) online platform.

The Company started accepting subscriptions on October 29, 2021, and commenced operations on December 10, 2021 when 8,502 Class A units were issued to investors, debt instruments were executed, and the Company invested in three multifamily investments. As of December 31, 2021, the Company has issued 14,337.5 Class A units and 1,000 Class B units and has invested in three multifamily real estate investments with properties located in South Florida.

The Company is dependent upon additional capital resources and is subject to significant risks and uncertainties, including failing to secure funding to operationalize the Company’s planned operations or failing to profitably operate the business.

The Company is not registered as an Investment Company under the Investment Company Act of 1940, as amended.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements have been prepared under accounting principles generally accepted in the United States of America (“GAAP”).

Cash and Concentration of Cash Balance

The Company’s cash in bank deposit accounts, at times, may exceed federally insured limits.

Investments in Unconsolidated Investees

Investments in limited liability companies in which the Company has a noncontrolling interest, but otherwise exercises significant influence are accounted for under the equity method of accounting whereby the investment is comprised of contributions, offset by distributions, and adjusted for the Company’s proportionate share of the investee’s earnings or losses. Management recognizes a loss on the value of its investments when an other than temporary decline has occurred based on analysis of the excess carrying value of the investment compared to its fair value and the length of time such excess occurs.

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NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Investments in Unconsolidated Investees (continued)

Distributions received from unconsolidated investees are classified using the nature of the distribution approach in the statement of cash flows. Under this approach, distributions received should be classified on the basis of the nature of the activity of the investee that generated the distribution as either a return on investment (classified as operating cash inflow) or a return of investment (classified as investing cash inflow).

Offering and Syndication Costs

Offering and syndication costs represent costs incurred in connection with the offering and syndication of members’ interests. These costs are reflected as a direct reduction of Class A net assets. During 2021, a total of $214,365 was incurred for offering and syndication costs.

Organizational Costs

In accordance with FASB ASC 720, organizational costs, including accounting fees, legal fees, and costs of incorporation, are expensed as incurred.

Offering Proceeds

Offering proceeds reflected as liabilities represent subscriptions received in advance of issuance of Class A units that will be converted to members’ equity upon acceptance of the investor by the Company.

Income Taxes

The Company has elected to be taxed as a REIT pursuant to Sections 856 - 860 of the Internal Revenue Code. Generally, as a qualified REIT, the Company is not subject to federal income tax to the extent that it distributes its taxable income to the members and complies with certain statutory organizational and operational requirements. If the Company fails to qualify as a REIT in any taxable year, it will be subject to federal and state income taxes (including applicable alternative minimum taxes) based on its taxable income using the applicable corporate income tax rates. The Company may be subject to certain state and local income taxes, as well as federal income tax on any undistributed taxable income.

The Company assesses its tax positions in accordance with Accounting for Uncertainties in Income Taxes as prescribed by the Accounting Standards Codification, which provides guidance for financial statement recognition and measurement of uncertain tax positions taken or expected to be taken in a tax return for open tax years (generally a period of three years from the later of each return’s due date or the date filed) that remain subject to examination by the Company’s major tax jurisdictions.

The Company assesses its tax positions and determines whether it has any material unrecognized liabilities for uncertain tax positions. The Company records these liabilities to the extent it deems them more likely than not to be incurred. Interest and penalties related to uncertain tax positions, if any, would be classified as a component of income tax expense.

The Company believes that it does not have any significant uncertain tax positions requiring recognition or measurement in the accompanying financial statements.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

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NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Risks and Uncertainties

The Company’s business and operations are sensitive to general business and economic conditions in the U.S. and worldwide along with local, state, and federal governmental policy decisions. Adverse developments in these general business and economic conditions could have a material adverse effect on the Company’s financial condition and results of operations.

NOTE 3: INVESTMENTS IN UNCONSOLIDATED INVESTEES

As of December 31, 2021, the Company owns noncontrolling interests in three limited liability companies, which own and operate multi-family rental properties located in Fort Lauderdale and Sunrise, Florida. Since the Company does not control the investee, it reflects its investments in such limited liability companies on the equity method.

At December 31, 2021, the Company’s investments in unconsolidated investees consisted of the following:

	Las Olas	Riverwalk	Sunrise	Total

Ownership interest	20%	20%	20%
Contributions	$12,580,000	$7,040,000	$4,930,000	$24,550,000
Proportionate share of 2021 activity	(330,297)	(196,036)	(207,301)	(733,634)
Balance at December 31, 2021	$12,249,703	$6,843,964	$4,722,699	$23,816,366

The 2021 results of operations and financial position of the unconsolidated investees are summarized as follows:

Condensed Statement of Operations	Las Olas	Riverwalk	Sunrise	Total

Revenue	$822,168	$490,156	$417,070	$1,729,394
Operating expenses	2,015,509	1,196,427	1,150,711	4,362,647
Loss from operations	(1,193,341)	(706,271)	(733,641)	(2,633,253)
Interest expense	458,142	272,515	302,864	1,033,521
Net loss	$(1,651,483)	$(978,786)	$(1,036,505)	$(3,666,774)

Condensed Balance Sheet

Total assets	$236,073,064	$138,088,141	$116,659,846	$490,821,051
Total liabilities	174,824,547	103,916,927	93,046,351	371,787,825
Members’ equity	$61,248,517	$34,171,214	$23,613,495	$119,033,226

NOTE 4: MEMBERS’ EQUITY

The Company is governed by its amended operating agreement dated October 29, 2021, which limits the liability of its members to their total capital contributions and provides for the Company to continue in perpetuity until dissolved in accordance with the operating agreement. The Company’s membership interest is comprised of Class A and Class B Units. Class A Units are non-voting units on any matters. Class B Units, which were issued to the Manager at formation as founder’s interests, are entitled to one vote per Class B Unit on all matters upon which the Members have the right to vote under the operating agreement.

F-10

NOTE 4: MEMBERS’ EQUITY (continued)

The Company is offering 75,000 Class A Interests at $1,000 per Interest through a Tier II offering pursuant to Regulation A under the Securities Act, also known as “Reg A Plus” and sells the Interests directly to investors and not through registered broker-dealers who are paid commission. The minimum investment is $1,000. The maximum amount to be raised in the offering is $75 million. The capital contributions of the Class A members shall result in 80% of the total interests in the Company. The Manager’s Class B Interest will be a 20% profit interest.

In accordance with the operating agreement, distributions will be declared and distributed at least annually. The Manager intends on generally allocating 80% of the distributions to the Class A unitholders and 20% to the Class B unitholders. At the Manager’s discretion, the Manager may reallocate any distributable cash from the Class B unitholders to the Class A unitholders. The Manager also has discretion to reallocate distributable cash from the Class A unitholders to the Class B unitholders so long as at least 80% of all distributable cash to date is allocated to the Class A unitholders. Generally, distributable cash from capital transactions shall be first allocated to Class A unitholders until their respective unreturned capital account balances are reduced to zero, and finally, the remaining distributable cash 80% to Class A unitholders and 20% to Class B unitholders.

NOTE 5: RELATED PARTY TRANSACTIONS

The Company has engaged the Manager to manage the Company under a management agreement. The Company is subject to the following fees under this agreement:

Reimbursement of Organization and Offering

The Company’s Manager and its affiliates will be reimbursed for actual organizational and offering expenses incurred. Organization and offering expenses consist of the actual legal, accounting, printing, marketing, advertising, filing fees, any transfer agent costs and other accountable offering-related expenses. The Manager will only request reimbursement once the Company has raised more than $1 million.

Organization and offering costs from inception to December 31, 2021 of $220,561 were incurred by a related party on the Company’s behalf and $220,296 was repaid to the related party leaving $265 balance, which is included as a component of accrued expenses – related parties in the accompanying balance sheet. This related party advance is unsecured, interest-free, and repayable on demand due to affiliate.

Acquisition Fee

For each real estate investment, the Manager or its designated affiliate will be paid a fee of 1% of the investment’s purchase price. This fee will be paid at the discretion of the Manager, but no later than the liquidation of the real estate investment. Should the fee be paid at acquisition it is included as an acquisition cost of the SPE purchasing the property and therefore would be included in the cost of the Company’s investment.

As of December 31, 2021, all acquisition fees have been paid and a total of $4,745,000 in fees are considered acquisition costs and included in the basis of the purchased property. The Company’s proportional share, based on the ownership of the respective investments, totaled $949,000 and is included in the investment cost.

F-11

NOTE 5: RELATED PARTY TRANSACTIONS (continued)

Disposition Fee

For each real estate investment, the Manager or its designated affiliate will be paid a fee of 1% of the investment’s sale price. This fee will be paid at the disposition of the investment’s real estate.

Asset Management Fee

The Company will pay the Manager, or its designated affiliate, a 1% annualized Asset Management Fee calculated based on the total Contributed Capital made to the Company by its Members. This fee will be payable monthly at the discretion of the Manager. As of December 31, 2021, the Company accrued $6,639 in Asset Management Fees.

Notes Payable

When each Cardone Member LLC purchases a multifamily property, Grant Cardone contributes his equity and loans the balance needed to purchase the property to each Cardone Member entity. During 2021, the Company entered into three promissory notes with principal balances aggregating $16,677,869 with Grant Cardone. The notes are unsecured and bear interest at a rate of 6% with principal and interest due on demand.

As of December 31, 2021, the outstanding principal balance amounted to $10,949,810. For the period from inception through December 31, 2021, the Company incurred $51,934 of interest, which is included as a component of accrued expenses – related parties in accompanying balance sheet. Subsequent to year-end, the notes payable were paid-off.

Co-investments

As of December 31, 2021, the Company had co-invested with CEF XVI, CEF XVII and CEF XVIII as follows:

	Cardone Las Olas LP, LLC		Cardone Riverwalk Member, LLC		Cardone Sunrise Member, LLC
Entity	Investment	Percentage	Investment	Percentage	Investment	Percentage
CEF XVI	$48,747,500	77.5%	$-	-	$-	-
CEF XVII	-	-	27,231,250	77.5%	-	-
CEF XVIII	-	-	-	-	19,473,500	79.0%
REIT I LLC	12,580,000	20.0%	7,040,000	20.0%	4,930,000	20.0%
Grant Cardone	1,572,500	2.5%	878,750	2.5%	246,500	1.0%
Total	$62,900,000	100%	$35,150,000	100%	$24,650,000	100%

It is anticipated that the Company will co-invest additional capital with future CEF funds.

NOTE 6: FINANCIAL RISKS AND UNCERTAINTIES

The Company is subject to several risks including the following:

Liquidity Risk

Liquidity risk is the risk that the Company will not be able to raise funds to fulfill its commitments including inability to sell investments quickly or close to fair value.

F-12

NOTE 6: FINANCIAL RISKS AND UNCERTAINTIES (continued)

Market Risk

Market risk is the potential loss that can be caused by increases or decreases in the fair value of investments resulting from market fluctuations.

Credit Risk

Credit risk represents the potential loss that would occur if counterparties fail to perform pursuant to the terms of their obligations.

Other Risks

Certain impacts from the COVID-19 outbreak may have a significant negative impact on the Company’s operations and performance. These circumstances may continue for an extended period of time and may have an adverse impact on economic and market conditions. The ultimate economic fallout from the pandemic and the long-term impact on economies, markets, industries, and individual companies are not known. The extent of the impact to the financial performance and the operations of the Company will depend on future developments, which are highly uncertain and cannot be predicted.

NOTE 7: SUBSEQUENT EVENTS

Management has evaluated subsequent events through April 25, 2022, the date the financial statements were available to be issued.

On March 15, 2022, the Company authorized and declared a daily distribution to the Company’s Class A Members of 4% annualized dividend for the December 10, 2021 to March 15, 2022 investment period. The total distribution of $196,155 was paid to Class A members on April 15, 2022. No distributions were paid to the Class B members in 2022.

10X Miami River was acquired on March 24, 2022, by Cardone Miami River Member, LLC, a newly formed special purpose entity managed by Cardone Capital LLC (the “Manager”) which was formed for the acquisition of 10X Miami River. The Company co-owns this investment with Cardone Equity Fund 20, LLC and Grant Cardone and purchased its 15% ownership interest for $7,088,250.

Since December 31, 2021, the Company has issued an additional 18,543.3 Class A units and as of April 25, 2022 has a total of 32,880.8 Class A units issued and outstanding.

F-13

Item 8. Exhibits

Exhibit 2.1*

Certificate of Formation (Incorporated by reference to Exhibit 2.1 to Cardone REIT I, LLC Regulation A Offering Statement on Form 1-A as filed with the Securities and Exchange Commission on October 08, 2021 (File No. 024-11674)

Exhibit 2.2*

Amended Operating Agreement of Cardone REIT I, LLC, dated October 29, 2021, (Incorporated by reference to Exhibit 2.2 to Cardone REIT I, LLC Current Report Pursuant to Regulation A on Form 1-U as filed with the Securities and Exchange Commission on November 1, 2021 (File No. 024-11674)

Exhibit 4.1*

Subscription Agreement for Class A Units (Incorporated by reference to Exhibit 4.1 to Cardone REIT I, LLC Regulation A Offering Statement on Form 1-A as filed with the Securities and Exchange Commission on October 08, 2021 (File No. 024-11674)

Exhibit 6.1*

Transfer Agency and Service Agreement Between Cardone REIT I, LLC and Computershare Trust Company, N.A. and Computershare Inc. (Incorporated by reference to Exhibit 6.1 to Cardone REIT I, LLC Regulation A Offering Statement on Form 1-A as filed with the Securities and Exchange Commission on October 08, 2021 (File No. 024-11674)

Exhibit 11.1	Independent Auditors’ Inclusion Letter

*-Filed previously and incorporated herein by reference

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this Annual Report to be signed on its behalf by the undersigned, thereunto duly authorized.

Cardone REIT I, LLC

By:	Cardone Capital LLC, its Manager

By:	/s/ Grant Cardone
Name:	Grant Cardone
Title:	Chief Executive Officer
Date:

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Grant Cardone	Chief Executive Officer of Cardone Capital LLC, the issuer’s Manager	April 25, 2022
Grant Cardone	(Principal Executive Officer)

/s/ Susan Schieman	Chief Financial Officer of Cardone Real Estate Acquisitions LLC	April 25, 2022
Susan Schieman	(Principal Financial Officer)

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